Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of First Cash Financial Services, Inc., on Form S-8 to be filed with the Commission on or about June 1, 2012, of our Report of Independent Registered Public Accounting Firm dated February 29, 2012, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2011, and 2010 and for the three-year period ended December 31, 2011.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Dallas, Texas

June 1, 2012